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                                                           OMB APPROVAL
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                                                  OMB Number:          3235-0287
                                                  Expires:    September 30, 1998
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Townsend                      Charles                   C.
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   (Last)                           (First)             (Middle)

                                 128 Mill Road
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                                    (Street)

Hopewell                           NJ                  08525
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                         Carey Diversified LLC ("CDC")

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                      3/99

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                               6.
                                                                 4.                             5.             Owner-
                                                                 Securities Acquired (A) or     Amount of      ship
                                      2.            3.           Disposed of (D)                Securities     Form:      7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)            Beneficially   Direct     Nature of
                                      Date          Code         ------------------------------ Owned at End   (D) or     Indirect
1.                                    (Month/       (Instr. 8)                   (A)            of Month       Indirect   Beneficial
Title of Security                     Day/          ------------     Amount      or     Price   (Instr. 3      (I)        Ownership
(Instr. 3)                            Year)          Code     V                  (D)            and 4)         (Instr. 4) (Instr. 4)
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

Listed Shares                        3/25/99          A               394         A               6,309         D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(7-96)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                              DISPOSED OF, OR BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                   CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Derivative
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      Security
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           (Instr. 5)
                             ative        Year)                  (Instr. 3, 4,    Year)
                             Security                            and 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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9. Number of           10. Ownership               11. Nature of
Derivative             Form of                     Indirect
Securities             Derivative                  Beneficial
Beneficially           Security:                   Ownership
Owned at End           Direct (D)                  (Instr. 4)
of Month               or Indirect (I)
(Instr. 4)             (Instr. 4)

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Explanation of Responses:  (1) Restricted Stock Plan Award
                           (2) Includes additional shares acquired through
                               dividend reinvestment and/or retirement savings plan.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Charles Townsend             4/8/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  -------------------------------  -----
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.                                              Page 2
  If space is insufficient, see Instruction 6 for procedure.                                                        SEC 1474 (7-96)

 Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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